Exhibit 99.4

Lydall, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

Overview

On February 20, 2014, Lydall, Inc. (“Lydall” or the “Company”) completed an acquisition of certain industrial filtration businesses (“Industrial Filtration”) of Andrew Industries Limited (“Seller”), a United Kingdom based corporation, for $86.7 million in cash, subject to certain customary post-closing adjustments (the “Acquisition”). The Acquisition was consummated pursuant to the terms of a Sale and Purchase Agreement, dated as of February 20, 2014 (the “Purchase Agreement”), by and among the Seller, the Company and Lydall UK Ltd, an indirect subsidiary of the Company (together, with the Company, the “Buyers”). The signing of the Purchase Agreement and the closing of the Acquisition occurred simultaneously. Industrial Filtration has operations in the United States, the United Kingdom and China serving a global customer base in the manufacture of non-woven filter felt media and filter bags used primarily in industrial air filtration applications.

The unaudited pro forma condensed combined balance sheet as of September 30, 2013 is based upon the historical unaudited condensed consolidated balance sheet of the Company as of September 30, 2013 (as filed with the SEC in its Quarterly Report on Form 10-Q for the period ended September 30, 2013) and the historical unaudited condensed carve out combined balance sheet of Industrial Filtration as of September 30, 2013 (attached as Exhibit 99.3 in this Current Report on Form 8-K/A) and is presented as if the Acquisition had occurred on September 30, 2013.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012 are presented on a pro forma basis to give effect to the Acquisition as if it had occurred on January 1, 2012. The Company and Industrial Filtration had different fiscal year ends. However, the historical information of Industrial Filtration in the pro forma condensed combined statements of operations is within 93 days of the Company’s fiscal year-end in accordance with SEC Regulation S-X 11-02(c)(3).

The unaudited condensed consolidated historical financial statements of the Company and the unaudited condensed carve out combined financial statements of Industrial Filtration as of and for the nine months ended September 30, 2013 and for the year ended December 31, 2012 have been adjusted in the pro forma condensed combined financial statements to give effect to events that are directly attributable to the Acquisition, are factually supportable and expected to have a continuing impact on the combined company.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma condensed combined financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. There were no transactions between Lydall and Industrial Filtration as of and for the periods presented in the pro forma condensed combined financial statements that would need to be eliminated.

The pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under general accepted accounting principles in the United States of America (“GAAP”). Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the pro forma condensed combined financial statements.

Acquisition accounting is dependent upon certain valuations and other studies that have not yet been finalized. Accordingly, the pro forma adjustments related to the Acquisition are preliminary and have been made solely for the purpose of preparing the pro forma condensed combined financial statements and are based upon preliminary information available at the time of the preparation of this Form 8-K/A. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could have a material impact on the pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The pro forma condensed combined financial statements do not reflect any operating efficiencies or cost savings that the combined company may achieve as a result of the Acquisition and the effects of the foregoing item could, individually or in the aggregate, materially impact the pro forma financial statements.

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Lydall, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of September 30, 2013
In thousands of dollars and shares	Historical Lydall, Inc.	Historical Industrial Filtration	Pro Forma Adjustments (Note 5)		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$59,996	$3,209	$(27,010	)(f)	$36,195
Accounts receivable, net	63,708	32,129	-		95,837
Inventories	38,576	23,712	2,054	(k)	64,342
Prepaid expenses and other current assets	10,260	4,898	(3,039	)(e)(m)	12,181
Total current assets	172,540	63,948	(27,933)		208,555
Property, plant and equipment, net	77,152	31,253	9,311	(j)	117,716
Goodwill and other intangible assets	22,044	687	7,503	(h)(i)	30,234
Other assets, net	1,049	32	310	(b)	1,329
Total assets	$272,785	$95,920	$(10,871)		$357,834
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$718	$20,451	$(20,451	)(c)	$718
Accounts payable	34,317	13,772	-		48,089
Other accrued liabilities	15,496	6,409	1,950	(d)(l)(m)	23,855
Total current liabilities	50,531	40,632	(18,501)		72,662
Long-term debt	1,201	3,731	56,269	(a)(c)	61,201
Deferred tax liabilities	6,989	2,262	3,048	(l)	12,299
Benefit plan and other long-term liabilities	26,160	484	-		26,644
Stockholders’ equity:
Common stock	2,404	-	-		2,404
Capital in excess of par value	61,285	-	-		61,285
Net Parent Investment	-	45,486	(45,486	)(g)
Retained earnings	216,119	-	(2,876	)(m)	213,243
Accumulated other comprehensive income (loss)	(16,095)	3,325	(3,325	)(g)	(16,095)
Treasury stock, at cost	(75,809)	-	-		(75,809)
Total stockholders’ equity	187,904	48,811	(51,687)		185,028
Total liabilities and stockholders’ equity	$272,785	$95,920	$(10,871)		$357,834

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

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Lydall, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the nine months ended September 30, 2013
In thousands except per share data	Historical Lydall, Inc.	Historical Industrial Filtration	Pro Forma Adjustments (Note 6)		Pro Forma Combined

Net sales	$298,075	$96,425	$-		$394,500
Cost of sales	233,179	80,603	1,939	(i)(f)	315,721
Gross profit	64,896	15,822	(1,939)		78,779
Selling, product development and administrative expenses	41,472	8,810	(1,214	)(d)(f)(g)(i)	49,068
Operating income	23,424	7,012	(725)		29,711
Interest expense	231	487	210	(a)(b)(c)	928
Other expense, net	44	-	66	(h)	110
Income before income taxes	23,149	6,525	(1,001)		28,673
Income tax expense	8,127	1,955	(380	)(e)	9,702
Net income	$15,022	$4,570	$(621)		$18,971
Earning per share
Basic	$0.90				$1.14
Diluted	$0.89				$1.12
Weighted average number of common shares outstanding
Basic	16,599				16,599
Diluted	16,888				16,888

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

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Lydall, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the year ended December 31, 2012
In thousands except per share data	Historical Lydall, Inc.	Historical Industrial Filtration	Pro Forma Adjustments (Note 7)		Pro Forma Combined

Net sales	$378,924	$119,881	$-		$498,805
Cost of sales	301,117	103,279	2,382	(g)(f)	406,778
Gross profit	77,807	16,602	(2,382)		92,027
Selling, product development and administrative expenses	57,239	11,163	(1,312	)(d)(f)(g)	67,090
Gain on sale of product line	(810)	-	-		(810)
Operating income	21,378	5,439	(1,070)		25,747
Interest expense	365	643	286	(a)(b)(c)	1,294
Other expense, net	31	89	90	(h)	210
Income before income taxes	20,982	4,707	(1,446)		24,243
Income tax expense	4,176	1,728	(549	)(e)	5,355
Net income	$16,806	$2,979	$(897)		$18,888
Earning per share
Basic	$1.01				$1.13
Diluted	$0.99				$1.11
Weighted average number of common shares outstanding
Basic	16,717				16,717
Diluted	16,973				16,973

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

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Notes to the unaudited pro forma condensed combined financial statements

Note 1 – The Transaction

On February 20, 2014, Lydall, Inc. (“Lydall” or the “Company”), completed an acquisition of certain industrial filtration businesses (“Industrial Filtration”) of Andrew Industries Limited (“Seller”), a United Kingdom based corporation, for a purchase price of approximately $86.7 million in cash, subject to certain customary post-closing adjustments (the “Acquisition”). The Acquisition was consummated pursuant to the terms of a Sale and Purchase Agreement, dated as of February 20, 2014 (the “Purchase Agreement”), by and among the Seller, the Company and Lydall UK Ltd, an indirect subsidiary of the Company (together, with the Company, the “Buyers”). The signing of the Purchase Agreement and the closing of the Acquisition occurred simultaneously.

Pursuant to the terms of the Purchase Agreement, the Buyers acquired all of the issued and outstanding shares of capital stock of Andrew Webron Limited, Andrew Webron Filtration Limited, Andrew Industries (Hong Kong) Limited and Southern Felt Company, Inc. (collectively, with their subsidiaries, “Industrial Filtration”).

The Company used borrowings under its Amended and Restated Credit Agreement in addition to cash on hand to fund the Acquisition. The total consideration for the Acquisition was approximately $86.7 million in cash.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“GAAP”) and were derived based on the historical financial statements of the Company and Industrial Filtration after giving effect to the Acquisition and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies, however certain reclassification adjustments were made for presentation purposes as detailed in Note 3. At this time, the Company is not aware of any policy differences that have a material impact on the pro forma condensed combined financial statements. There were no transactions between Lydall and Industrial Filtration as of and for the periods presented in the pro forma condensed combined financial statements that would need to be eliminated. The financial periods required to be presented in this Current Report on Form 8-K/A are based on the Company’s fiscal periods. The unaudited pro forma condensed combined balance sheet as of September 30, 2013 is presented as if the Acquisition had occurred on September 30, 2013. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012 are presented as if the Acquisition had occurred on January 1, 2012. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition; (ii) factually supportable; and (iii) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined company’s results.

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The unaudited pro forma condensed combined balance sheet as of September 30, 2013 is based upon the historical unaudited condensed consolidated balance sheet of the Company as of September 30, 2013 (as filed with the SEC in its Quarterly Report on Form 10-Q for the period ended September 30, 2013) and the historical unaudited condensed carve out combined balance sheet of Industrial Filtration as of September 30, 2013 (attached as Exhibit 99.3 in this Current Report on Form 8-K/A).

The Company and Industrial Filtration have different fiscal year ends. However, the historical information of Industrial Filtration in the pro forma condensed combined statements of operations is within 93 days of the Company’s fiscal year-end in accordance with SEC Regulation S-X 11-02(c)(3). The unaudited pro forma condensed combined statement of operations for nine months ended September 30, 2013 combines the Company’s historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2013 (as filed with the SEC in its Quarterly Report on Form 10-Q for the period ended September 30, 2013) and Industrial Filtration’s unaudited condensed carve out combined statement of income for the six months ended September 30, 2013 (attached as Exhibit 99.3 in this Current Report on Form 8-K/A) and the results of operations for Industrial Filtration from the last three months of its fiscal year ended March 31, 2013.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 combines the Company’s historical audited statement of operations for the year ended December 31, 2012 (as filed with the SEC in its 2012 Annual Report on Form 10-K) with Industrial Filtration’s historical audited carve out combined statement of income for the year ended March 31, 2013 (attached as Exhibit 99.2 in this Current Report on Form 8-K/A).

Under the acquisition method of accounting, the Company measures and recognizes separately from goodwill the fair value as of February 20, 2014 of all identifiable assets acquired and liabilities assumed as part of the Acquisition. For purposes of measuring the fair value of the assets acquired and liabilities assumed, the Company has applied the accounting guidance for fair value measurements in accordance with GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions, including historical and current market data. The preliminary allocation of the purchase price as detailed in Note 4, “Purchase Price Allocation” of these unaudited pro forma condensed combined financial statements is based upon preliminary estimates and assumptions that are subject to change as the Company’s management finalizes the fair values of the assets acquired and liabilities assumed. The final purchase price allocation will differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized. Notwithstanding those items, management believes that the assumptions provide a reasonable basis for presenting all of the significant effects of the Acquisition and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the Acquisition. However, the transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to other current liabilities and a decrease to retained earnings.

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The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements or cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Acquisition.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Acquisition been effective as of and for the periods presented or the results that may be obtained by the combined company in the future.

Note 3 – Reclassifications

A reclassification adjustment has been made in the presentation of Industrial Filtration’s historical amounts to conform to the Company’s presentation. The adjustment reclassifies Industrial Filtration’s shipping and handling costs from Selling, General and Administrative expenses to Cost of Sales, refer to Note 6(i) and Note 7(g).

Note 4 – Purchase Price Allocation

Pursuant to the Company’s business combinations accounting policy, the total preliminary purchase price for Industrial Filtration was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values as set forth below. The excess of the purchase price over the preliminary net tangible and intangible assets was recorded as goodwill. The purchase price was allocated based upon preliminary estimates and assumptions that are subject to change as the Company finalizes the fair values of assets acquired and liabilities assumed. The final purchase price allocation will differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized.

The following is a preliminary estimate of the assets acquired and the liabilities assumed by the Company in the completed acquisition of Industrial Filtration:

(In thousands)
Cash	$3,209
Accounts receivable	32,129
Other assets	1,307
Inventory	25,766
Property, plant and equipment	40,564
Identifiable intangible assets	5,596
Goodwill	2,594
Current liabilities	(18,671)
Other liabilities	(5,794)
Total purchase price	$86,700

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Identifiable intangible assets: The estimated fair value of the identifiable intangible assets and the weighted average estimated useful lives (in years) are as follows:

	Estimated Fair Value (In thousands)	Estimated Useful Life
Technology	$2,500	15
Customer relationships	2,540	11
Trade names	220	5
Favorable leases	336	5
Total	$5,596

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the fair values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

Other liabilities: Adjustments were made for deferred taxes as part of the accounting for the Acquisition. Included in other liabilities above reflects the deferred tax liability impact of the acquisition on the balance sheet of $3,648, primarily related to fair value adjustments for acquired inventory, identifiable intangible assets, and property, plant and equipment.

Note 5 – Pro forma adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments were applied to the unaudited historical balance sheets of the Company and Industrial Filtration at September 30, 2013 to arrive at the unaudited pro forma condensed combined balance sheet (in thousands):

(a)	To record borrowings under Amended and Restated Credit Agreement used to complete the Acquisition, which bear interest at LIBOR plus 1.25% and matures January 2019	$60,000

(b)	To record additional deferred financing costs associated with amended and restated credit facility	$310

(c)	To eliminate existing debt of Industrial Filtration settled prior to the Acquisition, of which $20,451 is current	$(24,182)

(d)	To eliminate accrued interest expense related to settled debt of Industrial Filtration	$(2,110)

(e)	To eliminate notes receivable from Seller settled prior to the Acquisition	$(3,623)

(f)	To reflect use of existing Lydall cash in the Industrial Filtration acquisition and payment of deferred financing costs	$(27,010)

(g)	To eliminate the equity accounts of Industrial Filtration	$(48,811)

(h)	To eliminate Industrial Filtration’s historical goodwill balance of $687 and to record the preliminary estimate for goodwill for the acquisition as disclosed in Note 4 of $2,594	$1,907

(i)	To record identifiable intangible assets of Industrial Filtration at fair value. Fair value and estimated useful life of identifiable intangible assets are based on estimates as discussed in Note 4, and are subject to review and finalization by the Company’s Management.	$5,596

(j)	To record the fair value of property, plant and equipment acquired in the Acquisition as disclosed in Note 4	$9,311

(k)	To record the step-up in fair value of inventory acquired in the Acquisition as disclosed in Note 4	$2,054

(l)	To record the deferred tax liabilities (based on local jurisdiction tax rates) related to the fair value adjustments recorded for the assets acquired and liabilities assumed, excluding goodwill, as disclosed in Note 4, of which $600 is current.	$3,648

(m)	To record the estimated transaction related expenses to other accrued liabilities and retained earnings, net the associated tax benefit of $584.	$3,460

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Note 6 – Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months ended September 30, 2013

The following pro forma adjustments were applied to the historical statements of operations for the Company and Industrial Filtration for the nine months ended September 30, 2013 (in thousands):

(a)	To record interest expense on $60,000 in borrowings to complete the Acquisition, using an interest rate of LIBOR of 0.195%, plus 1.25% at Acquisition Date. Interest rates for the Amended and Restated Credit Agreement are variable and the actual rate of interest can change from the assumed LIBOR of 0.195% above. A 1/8% variance in the interest rate on the new borrowings would impact interest expense by approximately $56.	$650

(b)	To record amortization of deferred financing costs of $310.	$47

(c)	To eliminate historical interest expense on debt settled prior to Acquisition	$(487)

(d)	To record amortization of intangible assets. The amortization of purchased technology, customer relationships, trade names and favorable leases has been calculated based on their respective fair values and amortized over the estimated life as discussed in Note 4.	$397

(e)	To record the provision for income taxes. Provision for income taxes equals the Company’s estimated statutory tax rate 38% of combined pre-tax income, adjusted for pro forma entries.	$380

(f)	To record additional depreciation expense resulting from increased basis of property, plant and equipment acquired and depreciated using straight line basis over the estimated remaining useful lives. Approximately $408 of depreciation expense is recorded to cost of sales and $32 to selling, product development and administrative expenses.	$440

(g)	To eliminate Lydall’s transaction expenses	$(112)

(h)	To eliminate interest income related to notes receivable settled prior to Acquisition	$66

(i)	To reclass Shipping and Handling costs classified as general and administrative expenses by Industrial Filtration to cost of sales to conform with the Company’s presentation.	$1,531

Note 7 – Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year ended December 31, 2012

The following pro forma adjustments were applied to the historical statements of operations for the Company and Industrial Filtration for the year ended December 31, 2012 (in thousands):

(a)	To record interest expense on $60,000 in borrowings to complete the Acquisition, using an interest rate of LIBOR of 0.195%, plus 1.25% at Acquisition date. Interest rates for the Amended and Restated Credit Agreement are variable and the actual rate of interest can change from the assumed LIBOR of 0.195% above. A 1/8% variance in the interest rate on the new borrowings would impact interest expense by approximately $75.	$867

(b)	To record amortization of deferred financing costs of $310.	$62

(c)	To eliminate historical interest expense on debt settled prior to Acquisition	$(643)

(d)	To record amortization of intangible assets. The amortization of purchased technology, customer relationships, trade names and favorable leases has been calculated based on their respective fair values and amortized over the estimated life as discussed in Note 4.	$484

(e)	To record the provision for income taxes. Provision for income taxes equals the Company’s estimated statutory tax rate 38% of combined pre-tax income, adjusted for pro forma entries.	$549

(f)	To record additional depreciation expense resulting from increased basis of property, plant and equipment acquired and depreciated using straight line basis over the estimated remaining useful life. Approximately $544 of depreciation expense is recorded to cost of sales and $42 to Selling, product development and administrative expenses.	$586

(g)	To reclass Shipping and Handling costs classified as general and administrative expenses by Industrial Filtration to cost of sales to conform with the Company’s presentation	$1,838

(h)	To eliminate interest income related to notes receivable settled prior to Acquisition	$90

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